Exhibit 10.1

July 1, 2016

To:	FactSet Research Systems Inc.
601 Merritt 7 Norwalk, CT 06851 Attn: Maurizio Nicolelli Telephone: 203-810-1586

From:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attn: Gary Rosenblum, Associate General Counsel

Telephone: 646-855-3684
Facsimile: 646-834-9809

Re:	Issuer Forward Repurchase Transaction
(BofAML Reference Number: 1682142479 )

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“BofA”) and FactSet Research Systems Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.             This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2.     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 1, 2016

Seller:	BofA

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD $0.01 per share (Ticker Symbol: “FDS”)

Prepayment:	Applicable

Prepayment Amount:	As provided in Annex B to this Confirmation.

Prepayment Date:	Initial Share Delivery Date

Exchange:	NYSE

Related Exchange(s):	All Exchanges

Calculation Agent and
Determining Party:

The Calculation Agent shall be Bank of America, N.A., acting in accordance with the requirements of this Confirmation; provided that, following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which BofA is a Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act as the Calculation Agent with respect to the Transaction under this Confirmation.

Whenever the Calculation Agent or the Determining Party is required to act, to make any determination, or to exercise judgment or discretion in any way with respect to the Transaction hereunder, it will do so in good faith and in a commercially reasonable manner, and to the extent the Calculation Agent or the Determining Party makes any judgment, calculation, adjustment or determination, or exercises its judgment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall do so by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

Following any adjustment, determination or calculation by the Calculation Agent or the Determining Party hereunder upon a written request by Counterparty, the Calculation Agent or the Determining Party, as the case may be, will promptly (but in any event no later than five (5) Exchange Business Days following receipt of such written request by the Calculation Agent or the Determining Party, as the case may be) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation, as the case may be, it being understood that the Calculation Agent or the Determining Party, as the case may be, shall not be obligated to disclose any proprietary or confidential models or any other information that may be proprietary or confidential, in each case, used by the Calculation Agent or the Determining Party, as the case may be, for such adjustment, determination or calculation.

Valuation Terms:

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the Exchange Business Day immediately following the Trade Date and ending on, and including, the Final Averaging Date.

Final Averaging Date:

The Scheduled Final Averaging Date; provided that BofA shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date, in whole or in part, to any date that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 8:00 P.M., New York City time, on the Exchange Business Day immediately following the accelerated Final Averaging Date.

In the case of any acceleration of the Final Averaging Date in part (a “Partial Acceleration”), BofA shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Prepayment Amount that is subject to valuation on the related Valuation Date, to be no less than 50% of the Prepayment Amount (determined without regard to any previous Partial Acceleration in part), and Calculation Agent shall, acting in a commercially reasonable manner, adjust the terms of the Transaction as it deems appropriate, in order to take into account the occurrence of such Partial Acceleration (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of the Transaction). For the avoidance of doubt, such adjustments shall be administrative or mechanical in nature and shall (i) not be based on an observable market, other than the market for the Shares, or an observable index, other than an index calculated or measured solely by reference to the Counterparty’s own operations, (ii) be commercially reasonable in nature as permitted by the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares and a market participant’s ability to maintain a commercially reasonable hedge position in the underlying shares) and (iii) retain the Counterparty’s right for any settlement to be in Shares.

Scheduled Final Averaging
Date:	As provided in Annex B to this Confirmation.

Scheduled Earliest Acceleration

Date:	As provided in Annex B to this Confirmation.

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:

Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may, if appropriate in light of market conditions or regulatory considerations, take any or all of the following actions: (i) postpone the Scheduled Final Averaging Date in accordance with Modified Postponement (as modified herein) and/or (ii) determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price in a commercially reasonable manner based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” below. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day. If a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Market Disruption Events:

Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that BofA, in its good faith, reasonable judgment and based on the advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures similarly applicable and consistently applied to accelerated share repurchase transactions (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by BofA) for the Hedging Party to refrain from or decrease any market activity in connection with the Transaction or in establishing and maintaining a commercially reasonable hedge position. The Hedging Party shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it; provided that BofA, in making any adjustment to the terms of the Transaction as a result of a Regulatory Disruption, shall do so based on the assumption that the Hedging Party maintains a commercially reasonable hedge position at the time of such event.

Settlement Terms:

Initial Share Delivery:	On the Initial Share Delivery Date, BofA shall deliver to Counterparty the Initial Shares.

Initial Share Delivery Date:	The first Exchange Business Day following the Trade Date.

Initial Shares:	As provided in Annex B to this Confirmation.

Settlement Date:	The date that falls one Settlement Cycle following the Valuation Date.

Settlement:

On the Settlement Date, BofA shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:

A number of Shares equal to (a) the Prepayment Amount divided by (b) (i) the Settlement Price minus (ii) the Price Adjustment Amount; provided that the Number of Shares to be Delivered as so determined shall be reduced by the number of Shares delivered on the Initial Share Delivery Date.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates.

VWAP Price:

For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day (excluding, for the avoidance of doubt, (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Averaging Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Averaging Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Averaging Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as reported on Bloomberg Page “FDS <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined in good faith and in a commercially reasonable manner by the Calculation Agent using a volume weighted method.

Price Adjustment Amount:	As provided in Annex B to this Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:

To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.

Share Adjustments:

Method of Adjustment:

Calculation Agent Adjustment; provided that (i) the declaration or payment of Dividends, (ii) the Transaction pursuant to this Confirmation, (iii) the Permitted OMR Transaction (as defined below) and (iv) the granting of awards or repurchase of Shares from holders of awards granted under Counterparty’s equity incentive plans, including, without limitation, restricted stock, restricted stock units and options, shall not be a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent may, in its commercially reasonable judgment, adjust any relevant terms of the Transaction as appropriate to account for the economic effect on the Transaction of such postponement. For the avoidance of doubt, any adjustments to the terms of the Transaction shall be made without duplication in respect of any prior adjustment hereunder.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined

Consideration:	Not Applicable

Consequences of Announcement

Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date”. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	The occurrence of an Announcement Date in an Acquisition Transaction (as defined in Section 9 below).

Announcement Date:

The date of the first public announcement by Counterparty or any affiliate of Counterparty or any party expected to be a party to such Acquisition Transaction of an Acquisition Transaction, or any publicly announced change or amendment by such party to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger

Events and Tender Offers:

For the avoidance of doubt, any adjustments to the terms of any Transaction and any determination of any amounts due upon termination of any Transaction hereunder (including, without limitation, as a result of a Merger Event, Tender Offer, Acquisition Transaction or Merger Transaction, or any announcement with respect to any of the foregoing) shall be made without duplication in respect of any prior adjustment hereunder.

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or

Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As provided in Annex B to this Confirmation.

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As provided in Annex B to this Confirmation.

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, BofA, assuming that the Hedging Party maintains a commercially reasonable hedge position.

Determining Party:	For all Extraordinary Events, BofA, acting in accordance with the requirements of this Confirmation.

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.     Account Details:

(a) Account for payments to

Counterparty:

Bank of America

Charlotte, NC

SWIFT: BOFAUS3N

Bank Routing: 026009593

Account Name: FactSet Research Systems Inc.

Account No.: 003851265198

(b) Account for payments to BofA:

Bank of America

New York, NY

SWIFT: BOFAUS3N

Bank Routing: 026-009-593

Account Name: Bank of America

Account No.: 0012334-61892

4.     Offices:

(a) The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b) The Office of BofA for the Transaction is: New York

5.     Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, CT 06851

Attn: Maurizio Nicolelli

Telephone: 203-810-1586

(b) Address for notices or communications to BofA:

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: Gary Rosenblum, Associate General Counsel
Telephone: 646-855-3684
Facsimile: 646-834-9809

6.     Additional Provisions Relating to Transactions in the Shares.

(a)     Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that BofA may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by BofA, the number of Shares purchased by BofA on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of BofA. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether BofA effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares other than any notices required by Section 6(c) to any employee of BofA or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, as the names of such employees are set forth on Annex C hereto, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b)     Counterparty agrees that neither Counterparty nor any of its Affiliates or duly appointed agents shall take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period.

(c)     Counterparty shall, prior to 9:30 A.M. New York City Time on the first day of the Relevant Period, notify BofA of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d)     During the Relevant Period, Counterparty shall (i) notify BofA prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify BofA following any such announcement that such announcement has been made, and (iii) promptly deliver to BofA following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify BofA of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a) above.

(e)     Without the prior written consent of BofA, Counterparty shall not, and shall cause its affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period.

Notwithstanding the immediately preceding paragraph or anything herein to the contrary (i) Counterparty may purchase Shares (x) on any Exchange Business Day pursuant to any Rule 10b-18 repurchase plan entered into with BofA or an Affiliate of BofA (each, a “Permitted OMR Transaction”), so long as, on such Exchange Business Day, purchases under all Permitted OMR Transactions do not in the aggregate exceed 5.0% of the ADTV (as such term is defined in Rule 10b-18(a)(1)) on such Exchange Business Day, (ii) an agent independent of Counterparty may purchase Shares on behalf of an issuer plan sponsored by Counterparty or any affiliate in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Counterparty” each being used herein as defined in Rule 10b-18), (iii) Counterparty or any “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not and are not reasonably likely to result in “Rule 10b-18 purchases” (as defined in Rule 10b-18), in each case, without BofA’s consent and (iv) Counterparty may repurchase Shares from holders of awards granted under Counterparty’s equity incentive plans, including, without limitation, restricted stock, restricted stock units and options.

7.     Representations, Warranties and Agreements.

(a)     In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:

(i)     As of the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 10(a) below, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) Counterparty is in compliance in all material respects with its reporting obligations under the Exchange Act.

(ii)     Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii)     Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv)     Prior to the Trade Date, Counterparty shall deliver to BofA a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as BofA shall reasonably request. Counterparty has publicly disclosed its intention to institute a program for the acquisition of Shares.

(v)     Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act.

(vi)     Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii)     On the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

     (viii)     To the best of Counterparty’s knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of BofA or its affiliates owning or holding (however defined) Shares.

(ix)     Counterparty shall not declare or pay any Dividend (as defined above) to holders of record as of any date occurring prior to the Settlement Date or, if the provisions of Annex A apply, the Cash Settlement Payment Date, other than an ordinary cash dividend of USD $0.50 or less per Share to holders of record on August 31 (or any later date within the same quarterly fiscal period of Counterparty).

(x)     Counterparty understands no obligations of BofA to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of BofA or any governmental agency.

(xi)     For the purpose of Section 3(e) of the Agreement, Counterparty makes the following representation: Counterparty is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than, as may be required by applicable law, interest under Section 9(h) of the Agreement) to be made by Counterparty to BofA under the Agreement. In making this representation, Counterparty may rely on (A) the accuracy of any representations made by BofA pursuant to Section 3(f) of the Agreement; (B) the satisfaction of the agreement of BofA contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by BofA pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement; and (C) the satisfaction of the agreement of BofA contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (B) above and BofA does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(xii)     For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation: Counterparty is (i) a corporation for U.S. federal income tax purposes and is organized under the laws of Delaware and (ii) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(b)     Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c)     Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to BofA that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)     Counterparty agrees and acknowledges that BofA is a “financial institution”, “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value”, “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment”, within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value”, “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer”, as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) BofA is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)     In addition to the representations, warranties and covenants in this Agreement, BofA represents, warrants and covenants to Counterparty that:

(i)     BofA shall use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period (as defined in Annex A) for the Transaction, to make all purchases of Shares in connection with the Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond BofA’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for BofA’s own account or the account of its affiliate(s) the optionality arising under the Transaction (including, for the avoidance of doubt, timing optionality); and provided further that, without limiting the generality of the first sentence of this Section 7(a), BofA shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

(ii)     In connection with the Transaction, BofA has not, at any time prior to execution of the Confirmation, discussed any offsetting transaction(s) in respect of the Transaction with any third party.

(iii)     BofA has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals making investment decisions related to the Transaction do not have access to material nonpublic information regarding Counterparty or the Shares.

(iv)     Within one Exchange Business Day of purchasing any Shares on behalf of Counterparty pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18, BofA shall notify Counterparty of the total number of Shares so purchased.

(v)      On Wednesday of each week (or, if such date is not an Exchange Business Day, the following Exchange Business Day) during the Relevant Period, BofA shall provide a report (“Weekly Report”) in connection with the Transaction to the Counterparty and to such other persons or agents of the Counterparty as the Counterparty shall reasonably designate in writing, by electronic mail to the Counterparty or its designee. Each Weekly Report shall include the VWAP Price for each such Exchange Business Day and the high and low price of the Shares on each such Exchange Business Day. For the avoidance of doubt and notwithstanding anything to the contrary herein, the VWAP Price for purposes of this Confirmation shall be determined pursuant the language opposite the caption “VWAP Price” in Section 2 of this Confirmation under the heading “Settlement Terms” and not on the basis of, or by reference to, the VWAP Price set forth in any Weekly Report.

(vi)     For the purpose of Section 3(e) of the Agreement, BofA makes the following representation: BofA is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than, as may be required by applicable law, interest under Section 9(h) of the Agreement) to be made by BofA to Counterparty under the Agreement. In making this representation, BofA may rely on (A) the accuracy of any representations made by Counterparty pursuant to Section 3(f) of the Agreement; (B) the satisfaction of the agreement of Counterparty contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by Counterparty pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement; and (C) the satisfaction of the agreement of Counterparty contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (B) above and Counterparty does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(vii)     For the purpose of Section 3(f) of the Agreement, BofA makes the following representation: It is a national banking association organized and existing under the laws of the United States of America, is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(M) and its federal taxpayer identification number is 94-1687665.

8.     Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a)      During the Relevant Period, BofA and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b)      BofA and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c)      BofA shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and

(d)      Any market activities of BofA and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

9.     Special Provisions regarding Transaction Announcements.

(a)     If a Transaction Announcement occurs on or prior to the Settlement Date, then the Calculation Agent may make such adjustment to the exercise, settlement, payment or any of the other terms of the Transaction (including without limitation, the Number of Shares to be Delivered and the Price Adjustment Amount) as the Calculation Agent in its good faith, commercially reasonable judgment determines appropriate to account for the economic effect of the Transaction Announcement (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero pursuant to the proviso to such definition). If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.

(b)     “Transaction Announcement” means (i) the announcement by Counterparty or any affiliate of Counterparty or any party expected to be a party to such Acquisition Transaction of an Acquisition Transaction, (ii) an announcement that Counterparty or any affiliate of Counterparty has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement by Counterparty or any affiliate of Counterparty or any party expected to be a party to such Acquisition Transaction of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

“Acquisition Transaction” means with respect to Counterparty (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and to “50%” by “85%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 20% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.     Other Provisions.

(a)     Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require BofA to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if BofA would owe Counterparty the Payment Obligation and Counterparty does not elect to require BofA to satisfy such Payment Obligation by the Share Termination Alternative in whole, BofA shall have the right, in its sole discretion, to elect to satisfy any portion of such Payment Obligation that Counterparty has not so elected by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, BofA shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to all holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:

Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by BofA, that BofA shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 5 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery

Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b)     Equity Rights. BofA acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c)     [RESERVED]

(d)     Staggered Settlement. If BofA would owe Counterparty any Shares pursuant to the “Settlement Terms” above, BofA may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date.

(e)     Transfer and Assignment. Notwithstanding anything in the contrary in the Agreement, BofA may transfer or assign any of its rights or duties hereunder to any one or more of its affiliates without the prior written consent of Counterparty; provided that such affiliate of BofA has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than BofA’s credit rating at the time of such transfer or assignment and provided that (i) no Event of Default, Potential Event of Default or Termination Event with respect to which BofA is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (ii) no Market Disruption Event or other event giving rise to a right or responsibility to terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, (iii) at the time of such assignment or transfer, Counterparty would not, as a result of such assignment or transfer, reasonably be expected at any time either (A) to be required to pay (including a payment in kind) to BofA or such Transferee an amount in respect of an Indemnifiable Tax greater than the amount Counterparty would have been required to pay to BofA in the absence of such transfer or (B) to receive a payment (including a payment in kind) from which an amount is required to be deducted or withheld for or on account of a Tax as to which no additional amount is required to be paid, (iv) BofA shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the transfer complies with the requirements of clause (iii) in this paragraph, (v) Counterparty would not, at the time and as a result of such transfer or assignment, reasonably be expected to become subject to any registration, qualification, reporting or other requirement under applicable law or regulation to which it would not otherwise have been subject absent such transfer or assignment and (vi) BofA shall be responsible for reasonable fees and actual, documented out-of-pocket expenses, including reasonable fees and actual, documented out-of-pocket expenses of external counsel, incurred by Counterparty in connection with any transfer or potential transfer by BofA.

(f)     Additional Termination Event. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and BofA shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, on two consecutive Exchange Business Days, the price per Share on the Exchange at closing of the regular trading session (including any extensions thereof) of the Exchange (without regard to pre-open or after hours trading outside of such regular trading session for each such Exchange Business Day), as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex B to this Confirmation), and the Exchange Business Day immediately following such second consecutive Exchange Business Day will be the “Early Termination Date” for the Transaction.

(g)     Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)      Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;

(ii)     The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)      Section 11.2(e) of the Equity Definitions is hereby amended by deleting clause (iii) thereof in its entirety. Section 11.2(e)(v) of the Equity Definitions is amended by adding the words “at a premium to the current market price thereof (other than in connection with Permitted Purchases)” after the word “Shares” in such Section. Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;

(iv)      Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at BofA’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”;

(v)     Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi)     Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(h)     No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(i)     Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j)     Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(k)     Termination Currency. The Termination Currency shall be USD.

(l)     Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(m)     Tax Matters

(i)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)

HIRE Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii)

Tax documentation. Each of Counterparty and BofA shall provide to the other party hereto a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty or BofA, as applicable, has become obsolete or incorrect. Additionally, each of Counterparty and BofA shall, promptly upon request by the other party hereto, provide such other tax forms and documents requested by such other party.

(n)     Waiver of Trial by Jury. Each of Counterparty and Bofa hereby irrevocably waives (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or the actions of BofA or its affiliates in the negotiation, performance or enforcement hereof.

(o)     Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by mail or facsimile transmission to the address for Notices indicated above.

Yours sincerely,

BANK OF AMERICA, N.A.

By: /s/ Christopher A. Hutmaker

Name: Christopher A. Hutmaker

Title:   Managing Director

Confirmed as of the date first above written:

FactSet Research Systems Inc.

By:     /s/ Rachel Stern________________________

Name:      Rachel Stern

Title:        Senior Vice President and General Counsel

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.     The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:

Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to BofA in writing on the date it notifies BofA of its election that, as of such date, the Electing Party is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method

Election Date:	The date that is the earlier of (i) 3 Exchange Business Days prior to the Scheduled Final Averaging Date and (ii) the second Exchange Business Day immediately following the Valuation Date.

Default Settlement Method:	Net Share Settlement

Special Settlement:

Either (i) a settlement to which this Annex A applies that follows the occurrence of a Transaction Announcement to which Section 9 of this Confirmation applies or (ii) any settlement to which paragraphs 2 through 5 of this Annex A apply that follows a termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions to which Section 10(a) of this Confirmation applies.

Forward Cash Settlement

Amount:	The Number of Shares to be Delivered multiplied by the Settlement Valuation Price.

Settlement Valuation Price:

The arithmetic average of the VWAP Prices for all Settlement Valuation Dates, subject to Averaging Date Disruption, determined as if each Settlement Valuation Date were an Averaging Date (with Averaging Date Disruption applying as if the last Settlement Valuation Date were the Final Averaging Date and the Settlement Valuation Price were the Settlement Price).

Settlement Valuation Dates:

A number of Scheduled Trading Days selected by BofA in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the later of the Settlement Method Election Date and the Final Averaging Date.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to BofA the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement

Payment Date:	The date one Settlement Cycle following the last Settlement Valuation Date.

Net Share Settlement

Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 5 below.

2.     Net Share Settlement shall be made by delivery on the Settlement Date of a number of Shares equal to the product of (i) the absolute value of the Number of Shares to be Delivered and (ii) 100%, plus a commercially reasonable amount determined by BofA to account for the fact that such Shares will not be registered for resale; provided that in the case of a Special Settlement, Net Share Settlement shall be made (i) by delivery on the Cash Settlement Payment Date (such date, the “Net Share Settlement Date”) of a number of Shares (the “Restricted Payment Shares”) with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the realizable market value thereof to a market participant determined in a commercially reasonable manner (which value shall take into account an illiquidity discount resulting from the fact that the Restricted Payment Shares will not be registered for resale), as determined by the Calculation Agent in its good faith, commercially reasonable judgment (the “Restricted Share Value”), and paragraph 3 of this Annex A shall apply to such Restricted Payment Shares, and (ii) by delivery of the Make-Whole Payment Shares as described in paragraph 4 below.

3.     (a)     All Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to BofA (or any affiliate of BofA designated by BofA) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

(b)     As of or prior to the date of delivery, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BofA and any potential purchaser of any such Shares from BofA (or any affiliate of BofA designated by BofA) identified by BofA shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities for companies of similar size and characteristics (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), provided that prior to receiving or being granted access to any such information, any such potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation.

(c)     As of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with BofA (or any affiliate of BofA designated by BofA) in connection with the private placement of such Shares by Counterparty to BofA (or any such affiliate) and the private resale of such Shares by BofA (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of similar size and characteristics, in form and substance commercially reasonably satisfactory to BofA, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, BofA and its affiliates, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale specified in writing in sufficient detail, including all commercially reasonable fees and expenses of counsel for BofA, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(d)     Counterparty shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(a)(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by Counterparty to BofA or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to BofA for resales of Restricted Payment Shares and Make-Whole Payment Shares by the BofA (or an affiliate of BofA).

(e)     Counterparty expressly agrees and acknowledges that the public disclosure of all material information relating to Counterparty is within Counterparty’s control.

4.     If Restricted Payment Shares are delivered in accordance with paragraph 3 above, on the last Settlement Valuation Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, BofA shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner. At the end of each Exchange Business Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by BofA or its affiliate upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares, less a customary and commercially reasonable private placement fee for private placements of common stock by issuers of similar size and characteristics. If, on any Exchange Business Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, Counterparty shall at its election (i) deliver to BofA or as directed by BofA one Settlement Cycle following such Exchange Business Day an additional number of Shares (the “Make-Whole Payment Shares” and, together with the Restricted Payment Shares, the “Payment Shares”) equal to (x) the Settlement Balance as of such Exchange Business Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares as of such Exchange Business Day or (ii) promptly deliver to BofA cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number. If on any Exchange Business Day, Restricted Payment Shares and Make-Whole Payment Shares remain unsold and the Settlement Balance has been reduced to zero, BofA shall promptly return such unsold Restricted Payment Shares or Make-Whole Payment Shares.

5.     Notwithstanding the foregoing, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares hereunder. “Maximum Deliverable Number” means the number of Shares set forth as such in Annex B to this Confirmation. Counterparty represents and warrants to BofA (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the Settlement Date or, if Counterparty has elected to deliver any Payment Shares hereunder in connection with a Special Settlement, to the date on which resale of such Payment Shares is completed (the “Final Resale Date”)) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph 5 (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify BofA of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

ANNEX B

Prepayment Amount:	USD 120,000,000

Scheduled Final Averaging Date:	[*****]

Scheduled Earliest Acceleration

Date:	[*****]

Initial Shares:	595,607 Shares

Price Adjustment Amount:	USD [*****]

Maximum Stock Loan Rate:	200 basis points

Initial Stock Loan Rate:	25 basis points

Threshold Price:	USD 80.59

Maximum Deliverable Number:	1,489,018 Shares

B-1

ANNEX C

Francois Lu
Yury Mulman
Karen Chang

C-1